Exhibit 10.3

Michaelanne C. Discepolo
Executive Vice President
Human Resources

PRIMEDIA

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

Tel: 212 745 0115

Fax: 212 745 1269

mike.discepolo@primedia.com

June 12, 2007

Mr. Dean Nelson

Dear Dean:

We are pleased to inform you that you are entitled to receive a special bonus of $1,000,000 (the “Bonus”), less applicable withholdings, upon the successful closing of the sale of PRIMEDIA Enthusiast Media, Inc. to Source Interlink Companies, Inc. (the “Sale”) and the transition of operations and management of PRIMEDIA Inc. to Atlanta, Georgia. The Bonus will be payable within ten days of the later to occur– the closing of the Sale or the completion of the transition of the corporate activities to Atlanta (the “Payment Date”).

In the event that PRIMEDIA Inc. terminates your employment for “Cause” prior to the Payment Date, you would no longer be entitled to receive the Bonus. For purposes of this Letter Agreement, “cause” shall include any act of dishonesty committed by you in connection with your employment, substance abuse, conviction of a felony, behavior injurious to PRIMEDIA, the willful or repeated failure or refusal to perform your duties or gross insubordination.

In the event that PRIMEDIA terminates your employment without Cause prior to the Payment Date, you shall remain entitled to the Bonus.

In the event you voluntarily terminate your employment prior to the Payment Date, you would no longer be entitled to receive the Bonus.

Very truly yours,
Mike Discepolo
/s/ Mike Discepolo